Exhibit 23
Micron Electronics, Inc.
Consent of Independent Accountants




   We consent to the incorporation by reference in the registration statement of Micron Electronics, Inc. on Form S-3 (File No. 333-14035) and on Form S-8 (File No. 33-63701) of our report, dated September 28, 1998, on our audits of the consolidated financial statements and financial statement schedule of Micron Electronics, Inc., as of September 3, 1998 and August 28, 1997 and for each of the three years in the period ended September 3, 1998, which report is included in this Annual Report on Form 10-K.


                                   /s/  PricewaterhouseCoopers, LLP


Boise, Idaho
September 28, 1998